CUSIP No. 162818108	13G	Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of Checkmate Pharmaceuticals, Inc.

Dated:	February 12, 2021

OMEGA FUND VI, L.P.

BY:	Omega Fund VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	Omega Fund VI GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ * Deirdre A. Cunnane, as Attorney-in-Fact
Director

OMEGA FUND VI GP, L.P.

BY:	Omega Fund VI GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ * Deirdre A. Cunnane, as Attorney-in-Fact
Director

OMEGA FUND VI GP MANAGER, LTD.

By:	/s/ * Deirdre A. Cunnane, as Attorney-in-Fact
Director

/s/ * Deirdre A. Cunnane, as Attorney-in-Fact Claudio Nessi

/s/ * Deirdre A. Cunnane, as Attorney-in-Fact Otello Stampacchia

/s/ * Deirdre A. Cunnane, as Attorney-in-Fact Anne-Mari Paster